Robert Brackenbury Appointed to Athene Board of Directors Former Deputy CIO of State of Michigan Retirement System brings decades of experience overseeing retirement assets and institutional investment portfolios WEST DES MOINES, Iowa - June 23, 2026 – Athene Holding Ltd. (“Athene”), a leading retirement services company, today announced that it appointed veteran pensions leader Robert Brackenbury to the Athene Board of Directors as an independent director, effective June 23, 2026. Mr. Brackenbury most recently served as Deputy Chief Investment Officer of the State of Michigan Retirement System. During his tenure, he helped safeguard the retirement benefits of hundreds of thousands of Michigan public employees and retirees and oversaw the investment management of more than $170 billion in pension and state trust fund assets. Jim Belardi, Co-Founder, Executive Chairman, and Chief Investment Officer of Athene said, “Robert's distinguished career managing one of the largest public pension systems in the United States has given him exceptional insight into the elements that make guaranteed income possible. His experience managing retirement assets, navigating complex investment environments and serving the long-term interests of retirees will be a valuable addition to Athene's Board as we continue developing innovative retirement solutions for individuals and institutions globally.” Mr. Brackenbury said, “Athene has established itself as a leader in retirement services through its commitment to innovation, disciplined risk management and operational excellence. I am honored to join the Board and look forward to supporting the company’s continued growth and mission of helping individuals achieve financial security in retirement.” Prior to serving as Deputy Chief Investment Officer, Mr. Brackenbury held several senior leadership positions with the State of Michigan Retirement System. Earlier in his career, he served as a Michigan State Tax Tribunal judge and Assistant Attorney General. Mr. Brackenbury also served as a U.S. Army officer, both on active duty and in the U.S. Army Reserve. He currently serves on investment committees for community foundations in Michigan. Mr. Brackenbury holds a Bachelor of Science degree in mathematics and economics and a Master of Arts degree in economics from Eastern Michigan University, a Master of Business Administration degree from the University of Michigan Ross School of Business, and a Juris Doctor degree from Wayne State University Law School. He also completed the Senior Executives in State and Local Government Program at Harvard Kennedy School.

About Athene Athene is a leading retirement solutions company with $448 billion of total assets as of March 31, 2026, and operations in the United States, Bermuda, Canada, and Japan. Athene is focused on providing financial security to individuals by offering an attractive suite of retirement income and savings products and also serves as a solutions provider to corporations. For more information, please visit www.athene.com.